                                                                     EXHIBIT 2.2

                                ESCROW AGREEMENT

      This ESCROW AGREEMENT (this "Agreement") is made and entered into as of March 1, 2004, by and among Loudeye Corp., a Delaware corporation ("Parent"), SK Energy & Chemical, Inc. (the "Stockholder Representative" or "SK"), as the representative of the stockholders of the Company (the "Company Stockholders") and LaSalle Bank National Association, a national banking association (the "Escrow Agent"). Capitalized terms used but not otherwise defined herein shall have the meanings ascribed to them in the Merger Agreement (as defined below).

                                    RECITALS

      A. Parent, Overpeer, Inc., a Delaware corporation (the "Company"), Privateer Acquisition Corp., a Delaware corporation and wholly-owned subsidiary of Parent ("Merger Sub"), the Stockholder Representative and SK Energy & Chemical, Inc. have entered into an Agreement and Plan of Merger and Reorganization (the "Merger Agreement"), which provides for the merger of Merger Sub with and into the Company, with the Company as the surviving company and a wholly-owned subsidiary of Parent (the "Merger"). The surviving company is sometimes referred to herein as the "Surviving Entity." Pursuant to the Merger, all of the outstanding capital stock of the Company will be exchanged for common stock of Parent as set forth in the Merger Agreement.

      B. The Merger Agreement provides that an Escrow Fund will be established for certain indemnification obligations owed to the Indemnified Parties pursuant to the Merger Agreement.

      C. Simultaneously with the execution of this Agreement, that number of shares of Parent Common Stock equal to the Escrow Amount shall be deposited into the Escrow Fund, as set forth in Section 3(a) of this Agreement.

      D. The parties hereto desire to establish the terms and conditions pursuant to which such Escrow Fund will be established and maintained.

      NOW, THEREFORE, the parties hereto hereby agree as follows:

      1. Defined Terms. Capitalized terms used herein without definition shall have the meanings ascribed to them in the Merger Agreement.

      2. Stockholder Representative. For purposes of this Agreement, the approval of the Merger and the approval and adoption of the Merger Agreement by the Company Stockholders constitutes the appointment by each of the Company Stockholders of SK to act as their agent and as attorney-in-fact for and on behalf of the Company Stockholders, and the taking by the Stockholder Representative of any and all actions and the making of any decisions required or permitted to be taken by it under this Agreement and the Merger Agreement. As evidenced by the execution of this Agreement by the Stockholder Representative, the Stockholder Representative hereby accepts such appointment as agent and attorney-in-fact to act on behalf of the Company Stockholders with respect to the matters contemplated by this Agreement.

      3. Escrow and Indemnification.

            (a) Escrow of Shares. Simultaneously with the execution of this Agreement, Parent shall instruct Mellon Investor Services (the "Transfer Agent") to deposit with the Escrow Agent stock certificates for 262,916 [15% of the Merger Shares] shares of Parent Common Stock (the "Escrow Amount"), as set forth in Section 1.6 of the Merger Agreement, issued in the name of the Escrow Agent or its nominee and containing the restrictive legends set forth on Exhibit C of this Agreement. The Escrow Agent shall acknowledge receipt of the Escrow Amount. The Parent shall deliver to the Escrow Agent a certificate for the Escrow Shares without such restrictive legends for the same number of shares then held in the Escrow Fund, and in the name of the Escrow Agent or its nominee (the "Unrestricted Shares"), as soon as reasonably practicable after the effectiveness of the Registration Statement filed in accordance with Section 5.1(b) of the Merger Agreement, and the Escrow Agent shall upon receipt of such Unrestricted Shares return to the Parent the Escrow Shares containing such restrictive legends. The Escrow Agent agrees to hold the Escrow Shares (as defined below) in the Escrow Fund, subject to the terms and conditions of this Agreement. The shares deposited with the Escrow Agent pursuant to the first sentence of this Section 3(a), or as substituted therefor pursuant to the third sentence of this Section 3 (a), together with any further shares deposited by Parent pursuant to Section 3(c) herein, are referred to herein as the "Escrow Shares." The Escrow Shares shall be held as a trust fund and shall not be subject to any lien, attachment, trustee process or any other judicial process of any creditor of any party hereto.

            (b) Indemnification. Section 7.2 of the Merger Agreement sets forth the indemnification obligations of the Company Stockholders and SK to Parent, its officers, directors and affiliates (including the Surviving Entity) (collectively, the "Indemnified Parties").

            (c) Dividends, Etc. Any shares of Parent Common Stock or other equity securities issued or distributed by Parent (including shares issued upon a stock split) ("New Shares") in respect of Escrow Shares that have not been released from the Escrow Fund shall be added to the Escrow Fund and become a part thereof, and shall be considered Escrow Shares for purposes of this Agreement. New Shares issued in respect of shares of Parent Common Stock that have been released from the Escrow Fund shall not be added to the Escrow Fund but shall be distributed to the record holders thereof. Cash dividends on Parent Common Stock shall not be added to the Escrow Fund but shall be distributed to the Stockholder Representative for distribution to the owners of the Escrow Shares.

            (d) Voting of Shares. The Company Stockholders shall have voting rights with respect to the Escrow Shares held in the Escrow Fund; provided, however, that the Stockholder Representative shall have the right, on behalf of, and pursuant to instructions from, the Company Stockholders, to direct the Escrow Agent in writing as to the exercise of any voting rights pertaining to the Escrow Shares, and the Escrow Agent shall comply with any such written instructions. In the absence of such instructions, the Escrow Agent shall not vote any of the Escrow Shares. The Stockholder Representative shall have no obligation to solicit consents or proxies from the Company Stockholders for purposes of any such vote.

            (e) Transferability. The interests of the Company Stockholders in the Escrow Shares shall not be assignable or transferable other than by operation of law. Notice of any such assignment or transfer by operation of law shall be given to the Escrow Agent and Parent, and no such assignment or transfer shall be valid until such notice is given.

            (f) Protection of Escrow Fund. The Escrow Agent shall hold and safeguard the Escrow Fund during the Escrow Period (as defined in Section 5(a) below), shall treat such fund as a trust fund in accordance with the terms of this Agreement and not as the property of Parent and shall hold and dispose of the Escrow Fund only in accordance with the terms set forth in this Agreement.

            (g) Issued and Outstanding. The Escrow Shares shall appear as issued and outstanding shares on the books and records of Parent.

            (h) Escrow Agent Disclaimers. Parent and the Stockholder Representative agree that the Escrow Agent, in connection with the stock deposited pursuant to this Section 3, shall have (i) no responsibility to monitor the value of the stock; (ii) no responsibility to collect dividends;
(iii) no responsibility to sell or otherwise trade the stock, but shall otherwise deliver the stock on written instructions only as described in Section 10 hereof; and, (iv) no responsibility to ensure the legality of the registration of the stock.

      4. Claims Upon Escrow Fund.

            (a) From time to time on or before the Expiration Date (as defined below), Parent may submit a claim notice (a "Claim Notice") to the Stockholder Representative and the Escrow Agent specifying any claim it may have under
Article VII of the Merger Agreement (a "Claim"). The Claim Notice shall state
(i) a brief description of the circumstances supporting Parent's belief that there is or has been a Claim; and (ii) a non-binding, preliminary estimate of the aggregate dollar amount of the actual and potential damages that have arisen and may arise, either directly or indirectly. Parent may make more than one Claim with respect to any underlying state of facts.

            (b) If the Stockholder Representative delivers written notice to Parent and the Escrow Agent disputing any Claim (a "Counter Notice") within thirty (30) calendar days following receipt of the Claim Notice regarding such Claim, such Claim shall be resolved as provided in Section 4(c). If no Counter Notice is received by Parent and the Escrow Agent within such 30-day period, then the amount of damages claimed by Parent as set forth in its Claim Notice (or in any revised Claim Notice delivered within such 30-day period based on the same underlying state of facts as the original Claim Notice) shall be deemed conclusively established for purposes of this Agreement and the Merger Agreement, and the Escrow Agent shall distribute Escrow Shares to Parent equal to the amount claimed in the Claim Notice (or in the revised Claim Notice, as the case may be) from the Escrow Fund. If a revised Claim Notice is based upon the same underlying set of facts as the original Claim Notice, then the submission of a revised Claim Notice within the 30-day period set forth above in this paragraph shall not re-start such 30-day period, and instead, the initial 30-day period shall remain in effect.

            (c) If a Counter Notice is timely delivered with respect to a Claim, Parent shall have fifteen (15) calendar days to respond in a written statement, but any failure of Parent to respond to a Counter Notice within such 15-day period shall not relieve the Company Stockholders of any liability which the Company Stockholders may have. If after the expiration of such fifteen (15) calendar day period, there remains a dispute as to any Claim, the parties shall attempt in good faith for sixty (60) calendar days to agree upon the rights of the respective parties with respect to such Claim. If the parties should so agree, joint written instructions of Parent and the Stockholder Representative setting forth such agreement shall be prepared and signed by both parties and delivered to the Escrow Agent. If the parties do not agree, than the dispute shall be resolved either by (i) an arbitrator approved by both parties (an "Arbitrator") to arbitrate the dispute in accordance with the Commercial Arbitration Rules of the American Arbitration Association or (ii) a court of competent jurisdiction. The Escrow Agent shall make payment with respect to any Claim pursuant to which a Counter Notice is delivered only in accordance with
(i) joint written instructions of Parent and the Stockholder Representative (ii) a final written decision of an Arbitrator or (iii) a final non-appealable order of a court of competent jurisdiction.

            (d) Any distribution of Escrow Shares to the Parent held in the Escrow Fund pursuant to this Section 4 shall be done on a pro rata basis calculated in accordance with the percentages set forth opposite the Company Stockholders' respective names on Exhibit A attached hereto (which percentages are identical to the proportion of the Company Stockholders' respective original contributions to the Escrow Fund as determined pursuant to Section 1.6 of the Merger Agreement). For the purposes of determining the number of Escrow Shares to be delivered to Parent out of the Escrow Fund pursuant to this Section 4, the Escrow Shares shall be valued at the Merger Share Price (as defined in the Merger Agreement), which is $2.2821 per share.

            (e) Notwithstanding anything herein to the contrary, any and all calculations required to be made pursuant to this Section 4 shall be provided to the Escrow Agent by the party so requesting the distribution.

            (f) Parent's failure to give reasonably prompt notice to the Escrow Agent and Stockholder Representative of any actual, threatened or possible claim or demand which may give rise to a right of indemnification hereunder shall not relieve the Company Stockholders and SK of any liability which the Company Stockholders and SK may have to the Indemnified Party unless the failure to give such notice materially and adversely prejudiced the Company Stockholders and SK.

      5. Escrow Period; Distribution of Escrow Shares.

            (a) Subject to the following requirements, the Escrow Fund shall be in existence immediately following the deposit of the Escrow Shares with the Escrow Agent and shall terminate at 5:00 p.m., Central time, on the date (the "Expiration Date") that is twelve (12) months following the Closing Date (the "Escrow Period"). Within ten (10) business days after the Expiration Date, the Escrow Agent shall distribute all of the Escrow Shares then held in escrow to the Transfer Agent for distribution to the Company Stockholders; provided, however, that the Escrow Period shall not terminate with respect to (i) any unpaid Escrow Agent fees under Section 7 herein and (ii) any amount that is necessary to satisfy any then pending and unsatisfied Claims specified in any Claim Notice delivered to the Escrow Agent pursuant to Section 4 above. Deliveries of any of the Escrow Shares to the Transfer Agent for distribution to the Company Stockholders pursuant to this Section 5 shall be accompanied by a written document specifying that such Escrow Shares shall be distributed in accordance with the procedures set forth in Section 5(c) below.

            (b) If a portion of the Escrow Fund is retained by the Escrow Agent pursuant to Section 5(a) above (the amount of such retention to be determined pursuant to Section 4 above), the Escrow Agent shall distribute the balance of the Escrow Fund not being retained to the Company Stockholders (in accordance with the procedures provided in Section 5(c) below) and the escrow shall continue pursuant to this Agreement with respect to the retained portion of the Escrow Fund until the Escrow Agent receives (i) joint written instructions signed by Parent and the Stockholder Representative as to the disposition of such amounts, or (ii) a final written decision of an Arbitrator or (iii) a final non-appealable order of a court of competent jurisdiction.

            (c) Any distribution of all or a portion of the Escrow Shares to the Transfer Agent for distribution to the Company Stockholders shall be accompanied by a written document signed by Parent and the Stockholder Representative specifying that the stock certificates are being issued in the name of each of the Company Stockholders covering such percentage of the Escrow Shares being distributed as is calculated on a pro rata basis in accordance with the percentages set forth opposite such holders' respective names on Exhibit A attached hereto (which percentages are identical to the proportion of the Company Stockholders' respective original contributions to the Escrow Fund as determined pursuant to Section 1.6 of the Merger Agreement); provided, however, that the Escrow Agent shall withhold the distribution of the portion of the Escrow Shares otherwise distributable to a Company Stockholder who has not, according to a written notice provided by Parent to the Escrow Agent, prior to such distribution, surrendered pursuant to the terms of the Merger Agreement his, her or its stock certificates formerly representing shares of the Company. Any such withheld shares shall be delivered to Parent promptly after the Expiration Date, and shall be delivered by Parent to the Company Stockholders to whom such shares would have otherwise been distributed upon surrender of their certificates representing Company Common Stock. Distributions to the Company Stockholders shall be made by mailing stock certificates to such holders at their respective addresses shown on Exhibit A (or such other address as may be provided in writing to the Escrow Agent by the Stockholder Representative). No fractional Escrow Shares shall be distributed to Company Stockholders pursuant to this Agreement. Instead, the number of shares that each Company Stockholder shall receive shall be rounded up or down to the nearest whole number (provided that the Transfer Agent shall have the authority to effect such rounding in such a manner that the total number of whole Escrow Shares to be distributed equals the number of Escrow Shares required to be distributed). Notwithstanding anything herein to the contrary, any and all calculations required to be made pursuant to this Section 5 shall be provided to the Escrow Agent by the party so requesting the distribution.

      6. Escrow Agent's Duties.

            (a) The Escrow Agent shall be obligated only for the performance of such duties as are specifically set forth herein, and as set forth in any additional written escrow instructions that the Escrow Agent may receive which are signed by an officer of Parent and the Stockholder Representative, and may rely and shall be protected in relying or refraining from acting on any instrument reasonably believed to be genuine and to have been signed or presented by the proper party or parties. The Escrow Agent shall not be liable for any act done or omitted under this Agreement while acting, absent gross negligence or willful misconduct, in good faith and in the exercise of reasonable judgment, and any act done or omitted pursuant to the advice of counsel shall be conclusive evidence of such good faith.

            (b) The Escrow Agent is authorized to comply with and obey orders, awards, judgments or decrees of any court of law or arbitration tribunal, notwithstanding any notices, warnings or other communications from any party or any other person to the contrary. In case the Escrow Agent obeys or complies with any such order, judgment or decree of any court or arbitration tribunal, the Escrow Agent shall not be liable to any of the parties hereto or to any other person by reason of such compliance, notwithstanding any such order, judgment or decree being subsequently reversed, modified, annulled, set aside, vacated or found to have been entered without jurisdiction.

            (c) The Escrow Agent shall not be liable in any respect on account of the identity, authority or rights of the parties executing or delivering or purporting to execute or deliver this Agreement or any documents or papers deposited or called for hereunder.

            (d) The Escrow Agent shall not be liable for the expiration of any rights under any statute of limitations with respect to this Agreement or any documents deposited with the Escrow Agent.

            (e) In performing any duties hereunder, the Escrow Agent shall not be liable to any party for damages, losses, or expenses, except for gross negligence or willful misconduct on the part of the Escrow Agent. The Escrow Agent shall not incur any such liability for any action taken or omitted in reliance upon any instrument, including any written statement or affidavit provided for in this Agreement that the Escrow Agent shall in good faith believe to be genuine, nor will the Escrow Agent be liable or responsible if acting in good faith for forgeries, fraud, impersonations, or determining the scope of any representative authority. In addition, the Escrow Agent may consult with legal counsel (whether such counsel shall be regularly retained or specifically employed) in connection with Escrow Agent's duties under this Agreement and shall be fully protected in any act taken, suffered, or permitted by it in good faith in accordance with the advice of counsel. The Escrow Agent is not responsible for determining and verifying the authority of any person acting or purporting to act on behalf of any party.

            (f) If any controversy arises between the parties to this Agreement, or with any other party, concerning the subject matter of this Agreement, the Escrow Agent will not be required to determine the controversy or to take any action regarding it. Furthermore, the Escrow Agent may file an action of interpleader requiring the parties to answer and litigate any claims and rights among themselves. The Escrow Agent is authorized to deposit with the clerk of the court all documents and the Escrow Shares; provided, however, that all costs, expenses, charges and reasonable attorney fees incurred by the Escrow Agent due to the interpleader action shall be reimbursed equally by the Company Stockholders, on the one hand, and Parent, on the other hand. Upon initiating such action, the Escrow Agent shall be fully released and discharged of and from all obligations and liability imposed by the terms of this Agreement, except for any liability for obligations or acts or omissions that have already occurred, and only to the extent set forth herein.

            (g) Parent and the Company Stockholders, and their respective successors and assigns shall indemnify and hold Escrow Agent harmless against any and all losses, claims, damages, liabilities, and expenses, including reasonable costs of investigation, counsel fees, and disbursements that may be imposed on Escrow Agent or incurred by Escrow Agent in connection with the performance of its duties under this Agreement.

            (h) The Escrow Agent may resign at any time upon giving at least thirty (30) calendar days' written notice to the parties; provided, however, that no such resignation shall become effective until the appointment of a successor escrow agent which shall be accomplished as follows: Parent and the Stockholder Representative shall use their best efforts to mutually agree on a successor escrow agent within thirty (30) calendar days after receiving such notice. If the parties fail to agree upon a successor escrow agent within such time, the Escrow Agent shall have the right to appoint a successor escrow agent. The successor escrow agent shall execute and deliver an instrument accepting such appointment, and it shall, without further acts, be vested with all the estates, properties, rights, powers and duties of the predecessor escrow agent as if originally named as escrow agent. Upon resignation in accordance with this
Section 6(h), the Escrow Agent shall be discharged from any further duties and liability under this Agreement, except for any liability for obligations or acts or omissions that have already occurred, and only to the extent set forth herein.

      7. Escrow Agent Fees.

            (a) All fees of the Escrow Agent for performance of its duties under this Agreement shall be paid one-half by Parent and one-half by the Company Stockholders. Exhibit B sets forth the usual fees and charges agreed upon for services of the Escrow Agent as contemplated by this Agreement. In the event the Escrow Agent renders any service not provided for in Exhibit B, or if the parties request a substantial modification of its terms, or if the Escrow Agent is made a party to, or intervenes in, any litigation pertaining to the Escrow Fund, the Escrow Agent's reasonable costs and expenses shall be paid one-half by Parent and one-half by the Company Stockholders.

            (b) In the event that the Escrow Agent is authorized to make disbursements to any party to this Agreement pursuant to and in accordance with the terms of this Agreement, and fees and expenses are due and payable to the Escrow Agent pursuant to the terms of this Agreement by the party receiving such disbursement, the Escrow Agent is hereby authorized to offset such amounts due and payable to it against such disbursement to that party.

      8. Reliance by Escrow Agent. The Escrow Agent may rely on the Stockholder Representative as the exclusive agent of the Company Stockholders under this Agreement and shall incur no liability to any party with respect to any action taken or suffered by it in reliance thereon.

      9. Substitution of Escrow Shares. The Stockholder Representative may, at any time or from time to time, substitute some or all of the Escrow Shares held in the Escrow Fund with cash, by delivery to the Escrow Agent (with a copy to Parent) of a notice of its intent to substitute such Escrow Shares (a "Substitution Notice"), and a certified check or wire transfer equal to the value (calculated at the Merger Share Price) of the number of Escrow Shares to be substituted (the "Substituted Shares"). The Substitution Notice shall include the number of Escrow Shares that the Stockholder Representative wishes to substitute, and be signed by a person authorized to sign on behalf of the Stockholder Representative. As soon as reasonably practicable following receipt of a Substitution Notice and payment for the Substituted Shares, the Escrow Agent shall distribute the Substituted Shares to the Transfer Agent for distribution to the Company Stockholders in accordance with Section 5 hereof. Any cash paid to the Escrow Agent pursuant to this Section 9 shall be held in the Escrow Fund and be treated the same as Escrow Shares for all purposes herein. Any cash deposited with the Escrow Agent pursuant to this Section 9 shall be invested as soon as reasonably practicable, including income earned on, in the Federated Treasury Obligations Fund (Trust Shares).

      10. Sale of Shares.

      The Escrow Agent shall upon receipt of the Unrestricted Shares and thereafter at the written direction of the Stockholder Representative enter into a standard retail brokerage agreement in a form reasonably acceptable to the Escrow Agent, with either Merrill Lynch and Co. or AG Edwards and Co., as directed by the Stockholder Representative (the "Broker"), in the name of the Escrow Fund, pursuant to which such Broker shall, at the Escrow Agent's request, be authorized to sell the Escrow Shares and directed to remit the proceeds, less transaction costs, to the Escrow Agent. The Stockholder Representative will provide the selected broker institution with the necessary information to understand the nature of this transaction and arrange for the selected broker institution to communicate with the Escrow Agent in regards to implementing this
Section 10. Any such net proceeds received by the Escrow Agent pursuant to this
Section 10 shall be held in the Escrow Fund and be treated the same as Escrow Shares for all purposes herein. Any cash deposited with the Escrow Agent pursuant to this Section 10 shall be invested as soon as reasonably practicable, including income earned, in the Federated Treasury Obligations Fund (Trust Shares).

            (a) The Stockholder Representative will instruct the Escrow Agent in writing and during business hours (confirmed immediately with telephonic communication to the Escrow Agent) to, as soon as reasonably practicable, direct the Broker to sell by market order all (but not less than all) of the Escrow Shares. In the event the Escrow Agent receives such instructions from the Stockholder Representative after 3:00 p.m. (Central Time) on any given business day; the Escrow Agent will direct the Broker to make the sale no earlier than the following business day. Since the Escrow Agent cannot control the time or price at which the Escrow Shares are sold, the sale price received may vary from the market price at the time of the written instruction from the Stockholder Representative. In the event the Escrow Shares cannot be sold by the Broker within five (5) business days after receiving the order, the Escrow Agent shall instruct the Broker to return any unsold Merger Shares to the Escrow Fund.

            (b) Neither the Escrow Agent nor Parent shall not be responsible to the Stockholder Representative, the Company Stockholders, the Parent (as applicable), or any other person or entity for any loss, liability, or failure to accomplish a sale of the Escrow Shares arising in respect of any written instruction in this Section 10 except to the extent that such loss, liability, or failure to accomplish a sale of the Escrow Shares rose from the Escrow Agent's gross negligence or willful misconduct. The Escrow Agent is authorized to execute such instruments of transfer of the Escrow Shares and other documentation, and to deliver such Escrow Shares, as and when requested by the Broker in order to effect such sale, as hereinabove provided.

            (c) Notwithstanding any other provision herein, in the event Parent provides written notice to both the Escrow Agent and the Stockholder Representative that in the reasonable and good faith opinion of the Parent it has become necessary to suspend the effectiveness of the Registration Statement; then Escrow Agent shall not direct a Broker to sell the Unrestricted Shares or take any other action pursuant to this Section 10 until such time as the Parent provides a second written notice to both the Escrow Agent and the Stockholder Representative that the Registration Statement is again effective.

      11. Termination. This Agreement shall terminate upon the distribution by the Escrow Agent of all of the Escrow Shares in accordance with this Agreement.

      12. Controlling Document. To the extent provisions of the Merger Agreement are inconsistent with the provisions contained in this Agreement, the Merger Agreement shall supersede this Agreement and be the controlling document, except that the rights, duties, and responsibilities of the Escrow Agent shall be governed by this Agreement. Notwithstanding the foregoing, or any contrary provisions of this Agreement, it is understood that the Escrow Agent is not a party to and has neither received nor read, nor does Escrow Agent consent to, any provisions of the Merger Agreement. References in this Agreement to the Merger Agreement are for reference by the Parent and Stockholder Representative only, and the parties agree that the Escrow Agent shall not be responsible for compliance with any provisions of the Merger Agreement or any agreement other than this Agreement.

      13. Notices. All notices, instructions and other communications given hereunder or in connection herewith shall be in writing. Any such notice, instruction or communication shall be sent either (i) by registered or certified mail, return receipt requested, postage prepaid, or (ii) via a reputable nationwide overnight courier service, in each case to the address set forth below. Any such notice, instruction or communication shall be deemed to have been delivered five (5) business days after it is sent by registered or certified mail, return receipt requested, postage prepaid, or two (2) business days after it is sent via a reputable nationwide overnight courier service.

If to Parent:                         Copy to (which shall not constitute notice):
-------------                         --------------------------------------------
Loudeye Corp.                         Procopio, Cory, Hargreaves & Savitch LLP
1130 Rainier Avenue South             530 B Street, Suite 2100
Seattle, WA 98144                     San Diego, CA 92101
Attention: Chief Executive Officer    Attention: John Hentrich, Esq. and
Telephone No.: (206) 832-4000                     Stephen LaSala, Esq.
Facsimile No.: (206) 832-4001         Telephone No.: (619) 515-3245
                                      Facsimile No.: (619) 235-0398

If to Stockholder Representative:     Copy to (which shall not constitute notice):
---------------------------------     --------------------------------------------
SK Energy & Chemical, Inc.             Gary Whitaker, Esq.
400 Kelby Street, 17th floor           400 Kelby Street, 17th Floor
Ft. Lee, NJ 07024                      Ft. Lee, NJ 07024
Attention: Mr. Don Kim                 Telephone No.: (201) 613-8145
Telephone No.: 201-613-8127           Facsimile No.: (201) 613-8044
Facsimile No.: 201-613-8044

If to the Escrow Agent:

LaSalle Bank National Association
135 S. LaSalle Street, Suite 1960
Chicago, IL 60603
Attn: Laura H. Mackey
Telephone No.: (312) 904-5859
Facsimile No.: (312) 904-2236

      Any party may give any notice, instruction or communication in connection with this Agreement using any other means (including personal delivery, telecopy or ordinary mail), but no such notice, instruction or communication shall be deemed to have been delivered unless and until it is actually received by the party to whom it was sent. Any party may change the address to which notices, instructions or communications are to be delivered by giving the other parties to this Agreement notice thereof in the manner set forth in this Section 13.

      14. General.

            (a) Voluntary Execution of Agreement. This Agreement is executed voluntarily and without any duress or undue influence on the part or behalf of the parties hereto. The parties acknowledge that: (i) they have read this Agreement; (ii) they have been represented in the preparation, negotiation, and execution of this Agreement by legal counsel of their own choice or that they have voluntarily declined to seek such counsel; (iii) they understand the terms and consequences of this Agreement; and (iv) they are fully aware of the legal and binding effect of this Agreement.

            (b) Governing Law; Assigns. This Agreement shall be governed by and construed in accordance with the internal laws of the State of Washington without regard to conflict-of-law principles and shall be binding upon, and inure to the benefit of, the parties hereto and their respective successors and assigns.

            (c) Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

            (d) Entire Agreement. Except for those provisions of the Merger Agreement referenced herein, this Agreement constitutes the entire understanding and agreement of the parties with respect to the subject matter of this Agreement and supersedes all prior agreements or understandings, written or oral, between the parties with respect to the subject matter hereof.

            (e) Waivers. No waiver by any party hereto of any condition or of any breach of any provision of this Agreement shall be effective unless in writing. No waiver by any party of any such condition or breach, in any one instance, shall be deemed to be a further or continuing waiver of any such condition or breach or a waiver of any other condition or breach of any other provision contained herein.

            (f) Amendment. This Agreement may be amended only with the written consent of Parent, the Escrow Agent and the Stockholder Representative.

                  (Remainder of page intentionally left blank.)

      IN WITNESS WHEREOF, the parties have duly executed this Agreement as of the day and year first above written.

LOUDEYE CORP.                                   SK ENERGY & CHEMICAL, INC.
                                                (as Stockholder Representative)

By: /s/ Jeff Cavins                             By: /s/ Seol S. Chang
    -------------------------                       -------------------------

Name: Jeff Cavins                               Name: Seol S. Chang

Title: CEO                                      Title: CFO

LASALLE BANK NATIONAL
ASSOCIATION, as Escrow Agent

By: /c/ R. C. Bergman
    -------------------------

Name: R. C. Bergman

Title: First Vice President

                      (Signature Page to Escrow Agreement)

                                    EXHIBIT A

STOCKHOLDER NAME AND ADDRESS                            PERCENTAGE
----------------------------                            ----------
SK Energy & Chemical, Inc.                                70.834%
400 Kelby Street, 17th Floor
Ft. Lee, NJ 07024

Marc Morgenstern                                           7.601%
117 N. Chatsworth Ave.
Larchmont, NY 10538

Eric Bingham                                               1.717%
9 Wendt Ave.
Larchmont, NY 10538

Valerian Thomas                                            0.819%
21 Fawnridge Dr.
Millington, NJ 07946

Cheol Woong Lee                                            6.841%
113 Lynette Drive
Fort Lee, NJ 07024

Chang Young Lee                                            6.886%
123-60 83rd Avenue
Apt. #12P Kew Gardens, NY 11415

EMI Recorded Music Holdings, Inc.                          0.759%
Virgin Holdings Inc. c/o EMI Recorded Music
1750 N. Vine Street
Hollywood, CA 90028

Doo Hee Lee                                                2.727%
Mun Jung-Dong Family Apt. 222-501
Song Pa-Gu
Seoul, Korea

Myong Hyun Cho                                             1.818%
Hong Je-Dong Yu One Hana Apt. 105-1002
Seo Dae Mun-Gu
Seoul, Korea

TOTAL                                                        100%

                                    EXHIBIT B

                                ESCROW AGENT FEES

Acceptance Fee:         $    500.00

Administration Fee:     $  2,500.00*

THE ACCEPTANCE AND ADMINISTRATION FEES ARE DUE UPON EXECUTION OF THE ESCROW AGREEMENT.

*Should the Escrow Account remain open for more than twelve months, the Administration Fee will be regarded as an annual charge.

Any investment transaction not in a money market fund or a LaSalle Enhanced Liquidity Management account will incur a $150.00 per transaction fee. The parties to the agreement understand and agree that the Escrow Agent may receive certain revenue on certain mutual fund investments. These revenues take one of two forms:

Shareholder Servicing Payments: Escrow Agent may receive Shareholder Servicing Payments as compensation for providing certain services for the benefit of the Money Market Fund Company. Shareholder Services typically provided by LaSalle include the maintenance of shareholder ownership records, distributing prospectuses and other shareholder information materials to investors and handling proxy-voting materials. Typically Shareholder Servicing payments are paid under a Money Market Fund's 12b-1 distribution plan and impact the investment performance of the Fund by the amount of the fee. The shareholder servicing fee payable from any money market fund is detailed in the Fund's prospectus that will be provided to you.

Revenue Sharing Payments: Escrow Agent may receive revenue sharing payments from a Money Market Fund Company. These payments represent a reallocation to Escrow Agent of a portion of the compensation payable to the fund company in connection with your account's money market fund investment. Revenue Sharing payments constitute a form of fee sharing between the fund company and Escrow Agent and do not, as a general rule, result in any additional charge or expense in connection with a money market fund investment, are not paid under a 12b-1 plan, and do not impact the investment performance of the Fund. The amount of any revenue share, if any, payable to Escrow Agent with respect to your account's investments is available upon request.

All out-of-pocket expenses will be billed at the Escrow Agent's cost. Out-of-pocket expenses include, but are not limited to, professional services (e.g. legal or accounting), travel expenses, telephone and facsimile transmission costs, postage (including express mail and overnight delivery charges), and copying charges.

                                    EXHIBIT C

                       ESCROW AND RESTRICTED STOCK LEGENDS

Escrow Legend:

THE SECURITIES REPRESENTED BY THIS CERTIFICATE ARE SUBJECT TO CERTAIN ESCROW PROVISIONS SET FORTH IN: AN AGREEMENT AND PLAN OF MERGER AMONG LOUDEYE CORP., OVERPEER, INC. AND CERTAIN OTHER PARTIES DATED AS OF MARCH 1, 2004; AND AN ESCROW AGREEMENT AMONG LOUDEYE CORP., LASALLE BANK NATIONAL ASSOCIATION, AND THE STOCKHOLDER REPRESENTATIVE DATED AS OF MARCH 1, 2004. COPIES OF THE AFORESAID AGREEMENTS ARE ON FILE AT THE PRINCIPAL OFFICE OF LOUDEYE CORP. AND WILL BE PROVIDED TO THE HOLDER OF THIS CERTIFICATE WITHOUT CHARGE UPON WRITTEN REQUEST.

Restricted Stock Legend:

THE SECURITIES REPRESENTED BY THIS CERTIFICATE HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933 (THE "ACT") AND MAY NOT BE OFFERED, SOLD OR OTHERWISE TRANSFERRED, PLEDGED OR HYPOTHECATED UNLESS AND UNTIL REGISTERED UNDER THE ACT OR, IN THE OPINION OF COUNSEL SATISFACTORY TO THE ISSUER OF THESE SECURITIES, SUCH OFFER, SALE OR TRANSFER, PLEDGE OR HYPOTHECATION OTHERWISE COMPLIES WITH THE ACT.